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AYP Capital, Inc.
STATEMENT  OF  INCOME
For the Period Ending September 30, 1996




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                                       QUARTER      YEAR TO DATE   TWELVE MONTHS


Operating Revenues
    Svcs Rendered to Nonaffiliates    149,196.00     201,496.00     210,696.00

    Total Operating Revenues          149,196.00     201,496.00     210,696.00

Operating  Expenses
    Other Operations                  136,733.48     783,534.16     848,454.97
    Depreciation Expense                  861.60       2,584.80       4,020.80
    Taxes Other Than Income                19.55       1,854.55       1,882.55
    Income Taxes                        1,997.00    (241,413.00)   (241,413.00)

    Total Operating Expenses          139,611.63     546,560.51     612,945.32

    Operating Income                    9,584.37    (345,064.51)   (402,249.32)

Other Revenues & (Expenses)
    Investment Income                 (11,493.11)   (114,319.37)   (124,554.37)
    Other, net                          5,617.62      11,045.04      10,980.13

    Total Nonoperating Activity         5,875.49    (103,274.33)   (113,574.24)


    Net Income                          3,708.88    (448,338.84)   (515,823.56)

Unaudited

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